UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 20, 2016

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53290

Delaware	26-2940963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10005 Muirlands Boulevard
Suite G
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 20, 2016, William D. Smithburg resigned as a member of the Board of Directors (the “Board”) of ChromaDex Corporation (the “Company”), effective immediately. In connection with his resignation, Mr. Smithburg referred to the article by Bleecker Street Research, published by Seeking Alpha on June 20, 2016, entitled “Pershing Gold And ChromaDex Exposed: These Barry Honig Names Could Fall 70-80% (Or More)” (the “Bleecker Report”).  Mr. Smithburg indicated that while he had no reason to believe that there was any truth to the statements in the Bleecker Report regarding the Company, he had determined that at this stage of his life he was unable to be involved as a Board member in any company that was the subject of a malicious attack of this nature, but that he did intend to continue to support the Company and its management as an investor. According  to the Form 3 filed by Mr. Smithburg on June 14, 2016, Mr. Smithburg owns 640,000 shares of Company common stock.

Item 8.01	Other Events.

Although the Company does not typically respond to false statements made about the Company by third parties, and will not address all of the misinformation in the Bleecker Report, the Company refutes the following:

•
The Bleecker Report states that the Company’s recent profitability “was the result of a related party transaction and large customer shenanigan,” “appears to be engineered,” and “is likely fake.”  The Company’s recent profitability was not the result of a “related party transaction.”  In 2015, the Company entered into a supply agreement with HealthSpan Research, LLC (“HealthSpan”), a company founded and managed by Board member Rob Fried.  Under this supply agreement, HealthSpan has to date placed only one order for Niagen (through its contract manufacturer) totaling less than $50,000.  The single largest customer referred to by the Bleecker Report is not HealthSpan, nor is it a distributor, but is an independent third party not affiliated with the Company that purchases Niagen to use as an ingredient in its own products. The Bleecker Report questions the Company’s first quarter of 2016 revenue of $7.3 million, which reflected growth of 70% over revenue for the fourth quarter of 2015.  This increase in revenue was driven primarily by an increase in the Company’s ingredients sales.  In 2015, total ingredients sales of $12,542,000 comprised 57% of the Company’s total revenue.  Similarly, in the first quarter of 2016, total ingredients sales of $4,600,626 accounted for 63% of total revenue.

•
The Bleecker Report claims that Board member Rob Fried “fully controls ChromaDex’s largest distributor.”  Mr. Fried is a founder and manager of HealthSpan.  HealthSpan is not a distributor of the Company’s products, but instead a customer of Company ingredients.  Further, year to the date of the filing of this report, HealthSpan is not among the Company’s 20 largest customers. A description of the Company’s transactions with HealthSpan is included in the Company’s filings with the Securities and Exchange Commission.  To date, no sales to HealthSpan have required disclosure.

•
The Bleecker Report accuses the Company of engaging in “recent” stock promotion and highlights several payments from the Company to SmallCap Network.  These payments, however, which totaled approximately $40,000, all took place between 2011 and 2012.

•
The Bleecker Report states that David Blech, a “convicted fraudster, “controlled more than 15% of ChromaDex” through stock owned by his wife, Margie Chassman.  To the Company’s knowledge, neither Mr. Blech nor Ms. Chassman has owned any stock in the Company since 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2016	CHROMADEX CORPORATION

	By:	/s/ Frank L. Jaksch, Jr.
Frank L. Jaksch, Jr.
Chief Executive Officer